UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

In connection with the financing transactions described in response to Item 8.01 below, we entered into the following material definitive agreements on September 30, 2009.

Note Purchase Agreement and Indenture

We sold $155.0 in aggregate principal amount of secured notes due 2012, which we refer to as the 2012 Notes, for $122.2 million pursuant to a note purchase agreement with Olmsted Park S.A., or Olmsted Park, a société anonyme governed by the laws of the Grand Duchy of Luxembourg.  The note purchase agreement contains customary representations, warranties, covenants and indemnification obligations.

We issued the 2012 Notes pursuant to, and the 2012 Notes are governed by the terms of, an indenture entered into on September 30, 2009 between us and U.S. Bank National Association, as trustee and collateral agent.

The 2012 Notes were issued at a discount and do not pay current interest prior to maturity. The 2012 Notes will mature on October 31, 2012, subject to earlier mandatory redemption to the extent milestone events related to the filing, approval and launch of telaprevir in the European Union are achieved prior to October 31, 2012. The holders of the 2012 Notes will have the right to cause us to purchase all or any part of the 2012 Notes at 100% of the principal amount of the 2012 Notes to be repurchased if we experience a change of control.  We may also redeem the 2012 Notes at any time at 100% of the principal amount of the 2012 Notes.

Upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the 2012 Notes then outstanding may declare the principal of the 2012 Notes immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to us, the principal amount of the 2012 Notes shall automatically become and be immediately due and payable.

In connection with the issuance of the 2012 Notes, we granted the holders a security interest in $155.0 million in future telaprevir milestone payments that we are eligible to receive from Janssen in connection with the future filing, approval and launch of telaprevir in the European Union.

Milestone Purchase Agreements

We entered into two purchase agreements with Olmsted Park pursuant to which we sold our rights to an aggregate of $95.0 million in potential future milestone payments tied only to launch of telaprevir in the European Union for an aggregate of $32.8 million.  The purchase agreements contain other representations, warranties, covenants and indemnification obligations that are customary for a sale of future milestone payments.

We are not obligated to repay the purchase price of $32.8 million to Olmsted Park if the milestone events relating to the launch of telaprevir in the European Union are not achieved.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Items 1.01 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2009, we announced that the employment of Kurt Graves, our Executive Vice President, Chief Commercial Officer and Head, Strategic Development and one of our named executive officers, would terminate in October 2009.  We expect that his last day of employment will be October 26, 2009.

Item 8.01.  Other Events.

On September 30, 2009, we entered into two financing transactions that resulted in aggregate payments to us of $155.0 million.  These financing transactions related to future milestone payments pursuant to our collaboration with Janssen Pharmaceutica, N.V., or Janssen.   In the first transaction, we received $122.2 million in cash for the issuance of the 2012 Notes, which are secured by $155.0 million in future telaprevir milestone payments that we are eligible to receive from Janssen for the filing, approval and launch of telaprevir in the European Union. The 2012 Notes have a face value of $155.0 million, were issued at a discount and do not carry an explicit interest rate. The 2012 Notes mature on October 31, 2012, subject to earlier mandatory redemption to the extent milestone events are achieved prior to October 31, 2012.  In the second transaction, we received $32.8 million in cash for the sale of rights to $95.0 million of potential future milestone payments that we are eligible to receive from Janssen for the launch of telaprevir in the European Union.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: October 6, 2009	/s/ Kenneth S. Boger
Kenneth S. Boger Senior Vice President and General Counsel